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Exhibit 3.19

THIRD AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
RIKCO INTERNATIONAL, LLC
a Wisconsin Limited Liability Company

THIRD AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
RIKCO INTERNATIONAL, LLC

        This Third Amended and Restated Limited Liability Company Agreement (as amended from time to time, this "Agreement") of Rikco International, LLC, a Wisconsin limited liability company (the "Company") is entered into as of April 7, 2011 (the "Effective Date"), by DJO, LLC, a Delaware limited liability company, as sole member (the "Member").

RECITALS

        A.    On December 27, 2001 the Company was formed pursuant to and in accordance with the Wisconsin Limited Liability Company Law, as amended from time to time (the "WLLCL").

        B.    Pursuant to that certain Equity Interest Purchase Agreement, dated as of March 14, 2011, by and among the Company, Rikco Holding Corporation, Merit Mezzanine Fund IV, L.P., Merit Mezzanine Parallel Fund IV, L.P., the former members of the Company party thereto and the Member (the "Purchase Agreement"), certain former members of the Company agreed to sell all of their membership interests in the Company to the Member, and the Member agreed to purchase all of such members' membership interests in the Company, all effective upon the Effective Date.

        C.    The Member desires to continue the Company as a limited liability company in accordance with the WLLCL. This Agreement amends and restates in its entirety the Second Amended and Restated Operating Agreement of Rikco International, LLC dated as of May 15, 2008.

AGREEMENT

        In consideration of the covenants and promises contained herein and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the party hereto agrees as follows:

        Section 1.    Continuation.    The Member hereby continues the Company under the WLLCL for the purposes and upon the terms and conditions hereinafter set forth. The rights and obligations of the Member and the administration and termination of the Company shall be governed by this Agreement and the WLLCL. This Agreement shall be considered the "operating agreement" of the Company within the meaning of Section 183.0102 of the WLLCL. In the event of any inconsistency between any terms and conditions contained in this Agreement and any non-mandatory provisions of the WLLCL, the terms and conditions contained in this Agreement shall govern. The Member may execute and file any duly authorized amendments to the articles of organization of the Company from time to time in a form prescribed by the WLLCL. The Member shall also cause to be made, on behalf of the Company, such additional filings and recordings as the Member shall deem necessary or advisable. The Member is admitted to the Company as a member upon its execution of this Agreement.

        Section 2.    Purpose.    The purpose of the Company is to engage in any and all lawful businesses or activities and exercise any powers in which a limited liability company may be engaged under applicable law (including, without limitation, the WLLCL).

        Section 3.    Name.    The name of the Company shall be "Rikco International, LLC."

        Section 4.    Registered Agent and Principal Office.    The name and address of the registered agent of the Company for service of process on the Company in the State of Wisconsin is National Registered Agents, Inc., 901 South Whitney Way, Madison, WI 53711. The address of the registered office of the Company in the State of Wisconsin is c/o National Registered Agents, Inc., 901 South Whitney Way, Madison, WI 53711. The Company may have such other offices as the Member may designate from time to time. The mailing address of the Company shall be 1300 Enterprise Drive, Mequon, WI 53092.

        Section 5.    Term of Company.    The Company was formed on December 27, 2001 upon the filing of the articles of organization of the Company with the Wisconsin Department of Financial Institutions and shall continue in existence in perpetuity unless its business and affairs are earlier wound up following dissolution at such time as this Agreement may specify.

        Section 6.    Management of Company.

          (a)   All decisions relating to the business, affairs and properties of the Company shall be made by a board of managers (the "Board"). The initial members of the Board shall be as set forth on Exhibit A hereto. All decisions of the Board shall be made by a majority vote. Except as specifically provided otherwise in this Agreement or by nonwaivable provisions of the WLLCL, any action taken by the Board may only be taken with (i) the approval, at a duly called meeting, of the requisite number of Board members as set forth in the preceding sentence, or (ii) pursuant to a written consent executed by the requisite number of Board members as set forth in the preceding sentence. The Board may, in its discretion, appoint such officers of the Company as the Board may deem necessary or advisable to manage the day-to-day business affairs of the Company (the "Officers"). The Board initially appoints the following Officers:

  1.
  Leslie H. Cross—President

  2.
  Eric Lorenz—Senior Vice President, General Manager

  3.
  Vickie L. Capps—Executive Vice President, Chief Financial Officer and Treasurer

  4.
  Donald M. Roberts—Executive Vice President, General Counsel and Secretary

  5.
  Joseph G. Martinez—Vice President, Assistant Secretary

        The Officers shall serve at the pleasure of the Board. Each Officer shall have such powers, authority and responsibilities as are delegated in writing by the Board from time to time. To the extent delegated by the Board, the Officers shall have the authority to act on behalf of, bind and execute and deliver documents in the name of and on behalf of the Company. Notwithstanding any other provision of this Agreement, DJO, LLC, in its capacity as the sole Member, acting alone, has the authority to bind the Company and is authorized to execute and deliver any document on behalf of the Company without any vote or consent of any other person or entity.

          (b)   The Board shall cause the Company to maintain its records and information in accordance with Section 183.0405 of the WLLCL.

        Section 7.    Initial Capital Contribution.    The Member has made, or in connection with the execution of this Agreement will make, an initial capital contribution to the Company in an amount determined by the Member. The Member shall have the right, but not the obligation, to make capital contributions to the Company from time to time.

        Section 8.    Distributions.    Each distribution of cash or other property by the Company shall be made 100% to the Member. Each item of income, gain, loss, deduction and credit of the Company shall be allocated 100% to the Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Member on account of its interest in the Company if such distribution would violate the WLLCL or other applicable law.

        Section 9.    Capital Accounts.    A capital account shall be maintained for the Member in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv), to the extent required thereunder.

        Section 10.    Indemnification.

          (a)   Former Officers and Directors.

            (i)    From and after the Effective Date, the Company shall indemnify and hold harmless (and advance expenses, provided the person to whom expenses are advanced provides a reasonable and customary undertaking (which shall not include posting of any collateral) to repay such advances if it is ultimately determined that such person is not entitled to indemnification), to the fullest extent permitted by Legal Requirements, the present and former directors and officers of the Company (each a "Company Indemnified Party") against any and all costs or expenses (including reasonable attorneys' fees and expenses), judgments, fines, losses, claims, damages, penalties, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, regulatory or investigative, arising out of, relating to or in connection with any circumstances, developments or matters in existence, or acts or omissions occurring or alleged to occur prior to or on the Effective Date, including the approval of the that certain Equity Interest Purchase Agreement by and among the Company, Rikco Holding Corporation, Merit Mezzanine Fund IV, L.P., Merit Mezzanine Parallel Fund IV, L.P., the former members of the Company party thereto and the Member (the "Purchase Agreement") or the transactions contemplated thereby or arising out of or pertaining to the transactions contemplated thereby, whether asserted or claimed prior to, on or after the Effective Date. Notwithstanding anything contrary in this Agreement or the Purchase Agreement, neither the Member nor the Company shall indemnify Rick Kanter or any other Company Indemnified Parties in connection with any illegal conduct or activity of the nature giving rise to Settlement and CIA Agreements (as defined in the Purchase Agreement) that (A) occurred during any period not covered by the Settlement and CIA Agreements, (B) are asserted by a state Medicaid program, private insurer or consumer or (C) are not otherwise released pursuant to the terms of the Settlement Agreement (as defined in the Purchase Agreement). For purposes of clarity, nothing in this Agreement shall prohibit the Company Indemnified Parties from making an indemnification claim under the Company's directors' and officers' liability insurance policies in effect prior to the Effective Date. As used in this Agreement, "Legal Requirement" means any applicable law, statute, ordinance, code, rule, regulation, governmental order or any similar provision having the force or effect of law, in each case issued, adopted or promulgated by any foreign or United States federal, state or local government agency, division, subdivision thereof or any regulatory body, agency, authority or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), which is in effect as of the Effective Date.

            (ii)   If the Member or the Company or any of their respective successors or assigns (A) consolidates with or merges into any other party and is not the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers all or substantially all of its properties and assets to any party, then, and in each such case, the Member shall cause proper provisions to be made prior to the consummation of any transaction of the type described in clause (A) or clause (B) of this sentence so that the successors and assigns of the Member or the Company, as the case may be, shall assume all of the obligations set forth in this Section 10(a).

            (iii)  This Section 10(a) is intended for the irrevocable benefit of, and to grant third-party rights to, the Company Indemnified Parties and shall be binding on all successors and assigns of the Member and the Company. Each Company Indemnified Party shall be a third-party beneficiary of this Section 10(a), and entitled to enforce the covenants contained in this Section 10(a). If any Company Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 10(a) that is denied by the Member and/or the Company, and a court of competent jurisdiction determines that the Company Indemnified Party is entitled to such indemnification, then the Member or the Company shall pay such Company Indemnified Party's costs and expenses, including reasonable legal fees and expenses, incurred in connection with pursuing such claim against the Member and/or the Company, provided that such Company Indemnified Party is the prevailing party in such claim. The rights of the Company Indemnified Parties under this Section 10(a) shall be in addition to any rights such Company Indemnified Parties may have under any applicable contracts, insurance policies or Legal Requirements.

          (b)   Directors, Officers, Board Members and Members.

            (i)    No director, Officer, member of the Board or Member shall be liable to the Company for any loss or damage suffered by the Company on account of any action taken or omitted to be taken by such Person, in such Person's capacity as director, Officer, member of the Board or Member, that such Person in good faith believed to be in or not opposed to the Company's best interests, and with respect to any criminal action or proceeding, that such Person had no reasonable cause to believe it was unlawful. In addition, no director, Officer, member of the Board or Member shall be liable to the Company for any loss or damage suffered by the Company on account of any action taken or omitted to be taken in reliance upon advice of counsel for the Company or upon statements made or information furnished by Officers or employees of the Company that such Person had reasonable grounds to believe to be true. The foregoing shall not be exclusive of other rights and defenses to which such Person may be entitled as a matter of law.

            (ii)   The Company shall indemnify a Person as a director, Officer, member of the Board or Member to the extent such Person has been successful on the merits or otherwise in the defense of a claim, action, dispute, or issue such that such Person has no liability for all expenses incurred in connection with the claim, action, dispute or issue, if such Person was a party due to such Person's role as a director, Officer, member of the Board or Member. Indemnification under this subsection (ii) shall be made within 10 days of receipt by the Company of a written demand for indemnification.

            (iii)  In cases not included under subsection (ii) above, the Company shall indemnify the director, Officer, member of the Board or Member against liability and expenses incurred by such Person in connection with a claim, action, dispute, or issue, if such Person was a party due to such Person's role as a director, Officer, member of the Board or Member, unless it shall have been concluded that such Person breached or failed to perform a duty owed to the Company (as determined by the Board), which breach or failure constitutes (A) a willful failure to deal fairly with the Company in connection with a matter in which such Person has a material conflict of interest; (B) a violation of criminal law, unless such Person had reasonable cause to believe such Person's conduct was lawful or no reasonable cause to believe the conduct was unlawful; (C) a transaction from which such Person derived an improper personal profit; or (D) willful misconduct. Indemnification required under this subsection (iii) shall be made upon the last to occur of (1) 30 days from the Company's receipt of a written demand for indemnification or (2) the determination of the Board.

            (iv)  The termination of a claim, action, dispute, or issue by judgment, order, settlement, or conviction, or upon a plea of no contest or an equivalent plea creates a presumption that indemnification of the director, Officer, member of the Board or Member is not required under this Section 10.

            (v)   To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a director, Officer, member of the Board or Member defending any claim,

    demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of such Person to repay such amount if it shall be determined that such Person is not entitled to be indemnified as authorized in this Section 10(b).

        Section 11.    Dissolution and Winding Up.    The Company shall dissolve and its business and affairs shall be wound up (a) pursuant to a written instrument executed by the Member, (b) at any time there are no members of the Company, or (c) when required by a decree of judicial dissolution entered under Section 183.0902 of the WLLCL. In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the property of the Company in an orderly manner), and the property of the Company shall be applied in the manner, and in the order of priority, set forth in Section 183.0905 of the WLLCL. To the fullest extent permitted by law, any dissolution of the Company other than as provided in this Section 11 shall be a dissolution in contravention of this Agreement.

        Section 12.    Amendments.    This Agreement may be amended or modified from time to time only by a written instrument executed by the Member. Notwithstanding the foregoing, the Member shall cause the Company to maintain in effect the provisions set forth in Section 10(a) providing for indemnification, advancement of expenses and exculpation of Company Indemnified Parties, as applicable, with respect to the facts or circumstances occurring on or prior to the Effective Date, to the fullest extent permitted from time to time under applicable Legal Requirements, which provisions shall not be amended except as required by applicable Legal Requirements or except to make changes permitted by applicable Legal Requirements that would enlarge the scope of the Company Indemnified Parties' indemnification rights thereunder.

        Section 13.    Governing Law.    This Agreement, and all rights and remedies in connection therewith, shall be governed by, and construed under, the laws of the State of Wisconsin, without regard to otherwise governing principles of conflicts of law or choice of laws.

        Section 14.    Severability of Provisions.    Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

        Section 15.    Effectiveness.    The effectiveness of this Agreement shall be contingent upon the consummation of the transactions contemplated in the Purchase Agreement. In the event the foregoing condition to effectiveness is not met, this Agreement shall be of no further force or effect.

(signature page follows)

        IN WITNESS WHEREOF, the party hereto, intending to be bound hereby, has duly executed this Agreement as of the Effective Date.

MEMBER
DJO, LLC, a Delaware limited liability company
By:	/s/ VICKIE L. CAPPS
Name:	Vickie L. Capps
Title:	EVP & CFO

EXHIBIT A
BOARD OF MANAGERS

1.
Leslie H. Cross

2.
Vickie L. Capps

3.
Donald M. Roberts

A-1

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  Exhibit 3.19
RECITALS